1347 Property Insurance Holdings, Inc. 10-K

1347 PROPERTY INSURANCE HOLDINGS, INC AND SUBSIDIARIES

EXHIBIT 21.1

SUBSIDIARIES

Maison Managers, Inc., a Delaware Corporation

Maison Insurance Company, a Louisiana Corporation

ClaimCor, LLC, a Florida Limited Liability Company

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